                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                      SERVICE CORPORATION INTERNATIONAL
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                       SERVICE CORPORATION INTERNATIONAL
                      1929 ALLEN PARKWAY, P.O. BOX 130548
                           HOUSTON, TEXAS 77219-0548
                             ----------------------

                              PROXY STATEMENT AND
                              1998 ANNUAL MEETING
                                     NOTICE

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1998

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of Service Corporation International will be held in the Chase Auditorium, First Floor, Chase Center, 601 Travis, Houston, Texas, on Thursday, May 14, 1998, at 10:00 a.m., Houston time, for the following purposes:

          (1) To elect two directors as members of the class of directors to serve until the third succeeding Annual Meeting of Shareholders and until their successors have been elected and qualified; and

          (2) To act on such other business that may properly come before the meeting or any adjournment(s) thereof.

     The transfer books of the Company will not be closed, but only holders of Common Stock of record at the close of business on March 26, 1998 will be entitled to notice of and to vote at the Annual Meeting. A majority of the outstanding stock entitled to vote is required for a quorum.

     The management sincerely desires your presence at the meeting. However, so that we may be sure that your vote will be included, please sign and date the enclosed proxy and return it promptly in the enclosed stamped envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                            By Order of the Board of Directors,

                                            James M. Shelger, Secretary
Houston, Texas
April 8, 1998

                                PROXY STATEMENT

                       SERVICE CORPORATION INTERNATIONAL
         1929 ALLEN PARKWAY, P.O. BOX 130548 HOUSTON, TEXAS 77219-0548

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Service Corporation International, a Texas corporation ("SCI" or the "Company"), of proxies to be used at the Annual Meeting of Shareholders to be held in the Chase Auditorium, First Floor, Chase Center, 601 Travis, Houston, Texas, on Thursday, May 14, 1998, at 10:00 a.m., Houston time, and at any recess or adjournments thereof. This proxy statement and the accompanying proxy are being mailed to shareholders on or about April 8, 1998. A copy of the Annual Report to Shareholders of the Company for the fiscal year ended December 31, 1997, including the consolidated financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting.

     At March 26, 1998, the Company had outstanding and entitled to vote 255,840,952 shares of Common Stock, $1.00 par value ("Common Stock"). The holders of Common Stock will be entitled to one vote per share on each matter considered (cumulative voting is not permitted). A majority of the votes entitled to be cast must be represented at the Annual Meeting, in person or by proxy, for a quorum to be present for the transaction of business. Only shareholders of record at the close of business on March 26, 1998 will be entitled to vote at the Annual Meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for (a) the election of directors, and (b) the approval of such other matters as may properly come before the meeting or any adjournment thereof.

     The enclosed proxy, even though executed and returned, may be revoked at any time prior to its voting by a later dated proxy or by written notice of revocation filed with the Secretary of the Company. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person.

     In the election of directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are directors to be elected. Abstentions are counted toward the calculation of a quorum. An abstention has the same effect as a vote against the proposal or, in the case of the election of directors, as shares to which voting power has been withheld. Under Texas law, any unvoted position in a brokerage account with respect to any matter will be considered as not voted and will not count toward a quorum as to that matter.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, each with staggered terms of three years. Two directors whose terms expire at this Annual Meeting have been renominated for three-year terms expiring at the 2001 Annual Meeting of Shareholders. The terms of office of the directors in the other two classes expire at the Annual Meetings of Shareholders to be held in 1999 and 2000.

     The enclosed proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided below.

     Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the Board.

     The following table sets forth, as to each nominee for election and each director whose term will continue, such person's name and age, the committees on which such person serves, the person's current principal occupation and the year in which such person was first elected a director of the Company.

            DIRECTOR                                                             DIRECTOR
              NAME                            PRINCIPAL OCCUPATION                SINCE     AGE
            --------                          --------------------               --------   ---
DIRECTOR NOMINEES FOR TERMS EXPIRING AT THE 2001 ANNUAL MEETING:
B. D. Hunter(1)..................  Chairman of the Board and Chief Executive       1986     68
                                   Officer of Huntco, Inc. (intermediate steel
                                   processor)
John W. Mecom, Jr.(2)............  Chairman of the Board of The John W. Mecom      1983     58
                                   Co. (personal and family investments)
DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING:
Jack Finkelstein(1)(3)(4)........  Personal and family trust investments           1965     70
James H. Greer(2)................  Chairman of the Board of Shelton W. Greer       1978     71
                                   Co., Inc. (engineering, manufacturing,
                                   fabrication and installation of building
                                   specialty products)
L. William                         President and Chief Operating Officer of        1975     56
  Heiligbrodt(1)(4)(5)...........  the Company
Clifton H. Morris, Jr.(3)........  Chairman of the Board and Chief Executive       1990     62
                                   Officer of AmeriCredit Corp. (financing of
                                   automotive vehicles)
W. Blair Waltrip(1)(4)(5)........  Executive Vice President Operations of the      1986     43
                                   Company
DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING:
Anthony L. Coelho................  Consultant                                      1991     55
A. J. Foyt, Jr...................  President of A. J. Foyt Enterprises, Inc.       1974     63
                                   (designer, manufacturer, and exhibitor of
                                   high-speed engines and racing vehicles and
                                   marketer of automotive vehicles)
E. H. Thornton, Jr.(1)(2)(3).....  Attorney with Thornton & Burnett, Attorneys     1962     88
                                   at Law
R. L. Waltrip(1)(4)(5)...........  Chairman of the Board and Chief Executive       1962     67
                                   Officer of the Company
Edward E. Williams(1)(3)(4)......  Henry Gardiner Symonds Professor and            1991     52
                                   Director of the Entrepreneurship Program at
                                   the Jesse H. Jones Graduate School of
                                   Management at Rice University

---------------

(1) Member of Executive Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

(4) Member of Investment Committee

(5) Member of Directors Stock Committee and 1996 Nonqualified Incentive Plan Stock Option Committee

     Each director has been engaged in his current principal occupation set forth in the table during the last five years except as indicated below. Also set forth below are certain other directorships held by directors.

     B. D. Hunter is a member of the Board of Directors of Cash America International, Inc. and Celebrity, Inc.

     James H. Greer is a member of the Board of Directors of AmeriCredit Corp. and TEI, Inc.

     L. William Heiligbrodt is a member of the Board of Directors of BJ Services Company.

     Since January 1990, W. Blair Waltrip also served as Chairman of the Board and President of Service Corporation International (Canada) Limited, a Company subsidiary which was 31% publicly owned until September 1995. Mr. W. Blair Waltrip is a member of the Board of Directors of TEI, Inc. Mr. W. Blair Waltrip is the son of Mr. R. L. Waltrip.

     Since September 1997, Anthony L. Coelho has served as a consultant to Telecommunications, Inc. From July 1995 to November 1997 Mr. Coelho served as Chairman and Chief Executive Officer of Coelho Associates, L.L.C. (investment consulting and brokerage firm) and served from October 1995 to September 1997 as Chairman and Chief Executive Officer of ETC w/tci (training and communication firm). Prior thereto, from January 1990 to June 1995, he was President and Chief Executive Officer of Wertheim Schroder Investment Services, Inc. (asset management firm) and from October 1989 to June 1995, Managing Director, Wertheim Schroder & Co., Inc. (investment banking firm). Mr. Coelho is a member of the Board of Directors of AutoLend Group, Inc., Cyberonics, Inc., ICF Kaiser International, Inc., International Thoroughbred Breeders, Inc., ITT Educational Services, Inc. and TEI, Inc.

     R. L. Waltrip is a member of the Board of Directors of TEI, Inc.

     Edward E. Williams is a member of the Board of Directors of Equus II Incorporated.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during 1997. Standing committees of the Board include the Executive Committee, Audit Committee, Compensation Committee, Investment Committee, Directors Stock Committee and 1996 Nonqualified Incentive Plan Stock Option Committee.

     The Executive Committee has authority to exercise many of the powers of the Board between Board meetings, including selection on its own motion of nominees for election to the Board. The Executive Committee held twelve meetings during 1997.

     The primary function of the Audit Committee is to review the scope and results of audits by the Company's independent and internal auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of all accounting and financial services. During 1997, the Audit Committee held two meetings.

     The Compensation Committee, which has the general duty to review and approve compensation for officers, including the granting of bonuses and the administration of the Company's stock and stock option plans, held four meetings during 1997.

     The Investment Committee's primary functions are to establish overall guidelines and review the transactions in the investment portfolios of independent trusts which hold funds collected by the Company and required to be held in trust under various state laws. During 1997, the Investment Committee held four meetings.

     The Directors Stock Committee administers the 1995 Stock Plan For Non-Employee Directors. The 1996 Nonqualified Incentive Plan Stock Option Committee administers the 1996 Nonqualified Incentive Plan. These committees did not hold any meetings in 1997.

     During 1997, each incumbent director attended at least 75% of the total number of meetings of the Board and committees on which he served.

                       OVERVIEW OF EXECUTIVE COMPENSATION

     During 1997, SCI enjoyed increased revenues and net income. In management's opinion, SCI has generated excellent returns for its shareholders. For example, an investment of $100 in SCI's stock at the end of 1992 would have been worth $430 by year-end 1997, producing a total shareholder return (assuming quarterly reinvestment of dividends) of 330% for this period. During the same period, a $100 investment in the S&P 500 Index (assuming quarterly reinvestment of dividends) would have been worth $252, which represents a 152% total return. Thus, SCI's total shareholder return over the five-year period ended December 31, 1997 was more than two times the return generated by the broader market index.

     During 1997, the Company acquired 294 funeral service locations, 51 cemeteries and 19 crematoria. Including these acquisitions, the Company operated 3,127 funeral service locations, 392 cemeteries and 166 crematoria located in 17 countries on five continents as of the end of 1997.

     SCI remains committed to a path of growth and continued focus on increasing shareholder value. To achieve these aims, the Company's Board of Directors believes that it is crucial to provide key employees with substantial incentive compensation opportunities tied to performance. These incentive programs (which are described in the Compensation Committee Report set forth below) are intended to enable the Company to retain and attract the core talent needed to sustain the results achieved over the last five years. The central focus of SCI's total compensation program is intended to forge a direct link between the economic interests of shareholders and management.

     SCI's Board of Directors and employees are proud of the Company's accomplishments in 1997.

PERFORMANCE GRAPH

     The following graph presents the Company's cumulative shareholder return over the period from December 31, 1992 to December 31, 1997. The Company is compared to the S&P 500 Index and to a Peer Group Index. Each Index assumes $100 invested at the close of trading on December 31, 1992 and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

  The data source for the following graph is S&P Compustat Services.

                  COMPARISON OF CUMULATIVE SHAREHOLDER RETURN
                                   1992-1997

           Measurement Period                                   S&P 500
         (Fiscal Year Covered)                  SCI              Index           Peer Group
1992                                                   100               100               100
1993                                                   147               110               109
1994                                                   157               112               113
1995                                                   253               153               136
1996                                                   325               189               165
1997                                                   430               252               196

Peer Group companies are: Airtouch Communications Inc., American Greetings Corp., Corning Inc., The Dial Corporation., Harcourt General, Inc., Harris Corporation, Jostens Inc., Minnesota Mining & Manufacturing Co., Pioneer Hi-Bred International, TRW Inc., Viad Corp., and Whitman Corporation. These companies are the same companies that previously made up the S&P Miscellaneous Index, with the addition of Viad Corp. The Dial Corporation split into two companies (The Dial Corporation and Viad Corp.) in 1996, so Viad Corp. has been added to the group. Standard & Poor's discontinued its S&P Miscellaneous Index after 1995.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is a committee of outside Directors chaired by Mr. E. H. Thornton, Jr. Other members are Mr. James
H. Greer and Mr. John W. Mecom, Jr. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company, including long-term incentive arrangements. The Committee has ultimate responsibility for aligning the Company's total compensation programs with its business strategy and for assuring shareholders that pay delivery programs are effective, responsible and competitive when compared to similarly situated organizations. This Committee report documents the basis on which 1997 compensation determinations were made and further describes the components of officer compensation programs for the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAMS

     It is the philosophy of the Company and the Committee that all compensation programs should (1) link pay and performance, and (2) attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives. The Company also focuses strongly on stock-based compensation, since this form of compensation provides the clearest link to enhanced shareholder value. From time to time, the Committee works with compensation consultants to assist with the design, implementation and communication of various compensation plans. These programs include base salaries, annual performance-based incentives and long-term incentives, all as further detailed below.

BASE SALARIES

     Base salaries for the Company's officers in 1997 were reviewed through comparisons with a group of approximately 83 companies of similar size (as measured by revenues and level of earnings) across various industries (the "Comparison Group"). The competitive pay data is not drawn from the entire group of companies which comprise the Peer Group Index (formerly the S&P Miscellaneous Index) reflected in the performance graph in this proxy statement, since the Committee believes revenue size and earnings level comparisons are more appropriate criteria for establishing base salary and annual incentive compensation rates. There has been no attempt to tie together the performance graph companies and the Comparison Group although there is some overlap between the groups. The Committee does not consider any financial performance criteria on a formula basis in determining salary increases. Rather, the Committee, using its discretion, considers market base salary rates at the 75th percentile of salaries of the Comparison Group, and considers earnings per share growth, operating income growth, sales growth, and total shareholder return. The Committee also makes a subjective review of individual performance in making base salary decisions for officers. These criteria are assessed in a non-formula fashion and are not weighted. All of the officers shown in the summary compensation table (the "Named Executives") have employment agreements (see "Executive Employment Agreements"). Under these agreements, the Committee has the sole discretion for determining any increase in base salary; however, under the agreements, base salaries may not be decreased. In 1997, the Named Executives received salary increases averaging approximately eight percent over the prior year. However, the size of increases ranged from a low of 6% to a high of 13%. The current base salary levels for Named Executives are, overall, consistent with the Company's philosophy of targeting the 75th percentile of salaries of the Comparison Group. With respect to an item of compensation of an executive, the term "75th percentile" means a level of compensation which is greater than the compensation of peer executives at 75% of the companies in a survey or selected group of companies.

ANNUAL INCENTIVE COMPENSATION

     All of the Company's officers have a significant portion of their total compensation at risk through annual incentive opportunities that are linked to key financial and operational objectives for the Company on a consolidated basis. The objective of this policy is to focus the Named Executives on the attainment of objectives that the Committee believes are primary determinants of share price over time. While the Committee has discretion to consider other factors (including operating income growth, sales growth and total shareholder return), the primary basis for determining awards is earnings per share growth. Actual awards are proportionately decreased or increased on the basis of the Company's earnings per share growth compared to target, subject to maximum award amounts. Target award levels are set at approximately the 75th percentile of annual incentive compensation of the Comparison Group. Payments are generally made in cash and are subject to the discretion of the Committee to make downward adjustments.

     In the first quarter of 1997, the Committee established performance goals for 1997. Annual incentive awards earned for 1997 performance were significantly above target for the Named Executives because the Company's earnings per share growth of 21% exceeded 1997 targeted levels of growth in earnings per share. No corporate performance criterion or factor other than earnings per share growth was considered for 1997.

LONG-TERM INCENTIVE COMPENSATION

     In recent years, the Committee has placed significant emphasis on stock-based compensation for officers. In 1997, new long-term incentive awards were granted to the Named Executives and other officers on two separate occasions. The initial awards were made in January 1997 in the form of stock option grants established at approximately the 90th percentile of long-term incentive awards of a survey group of 24 companies (the "Survey Group") having high earnings per share growth rates similar to the Company's. There has been no attempt to tie together the performance graph companies and the Survey Group, although there is overlap between companies in the S&P 500 Index and the Survey Group. This grant was intended to represent a normal single-year option award reflecting the Company's philosophy of focusing strongly on stock-based compensation. For positions other than the Chief Executive Officer ("CEO"), these stock options fully vest seven years after the grant date and have an eight-year term. However, vesting is automatically accelerated if SCI's stock price reaches certain pre-determined target levels within four years of the date of grant as shown in the table below.

     Following further analysis of marketplace pay levels for the Survey Group and the Comparison Group and in light of the accelerated vesting of performance options previously granted under the 1993 Long-Term Incentive Stock Option Plan, the Committee chose to grant additional stock options in August 1997. In determining the size of all 1997 option grants, the Committee did not consider restricted stock and stock option grants made in prior periods or the number and value of stock options held by such executives.

     The January 1997 and August 1997 stock options were granted with exercise prices equal to 100% of the fair market value of the Common Stock on the grant dates. The terms and conditions of the August 1997 option grant were the same as the January 1997 option grant (i.e., eight year term, seven year full vesting, vesting acceleration for achievement of specified share price targets) except that the share price targets were set at a higher level than the January grant. The August 1997 option grants were made in amounts equal to approximately three times the Survey Group's 75th to 90th percentile levels of annual long-term incentive awards. The table below shows the stock price performance targets for accelerated vesting under both 1997 stock option grants.

     TARGET SHARE PRICE
----------------------------
JANUARY GRANT   AUGUST GRANT   % OF EACH GRANT VESTING
-------------   ------------   -----------------------
     $45            $48                  20%
     $50            $56                  50%
     $55            $65                 100%

     These stock price targets must be sustained for 10 consecutive trading days within four years of the grant date before vesting is accelerated.

     Certain officers other than the Named Executives also received grants of restricted stock. The restricted stock grants were made to increase share ownership levels of certain executives and to focus on total shareholder return performance. The awards vest at a rate of 50% three years after grant, 25% four years after grant, and 25% five years after grant.

1997 CHIEF EXECUTIVE OFFICER PAY

     As described above, the Company manages its pay for all executives, including the CEO, considering both a pay-for-performance philosophy and market rates of compensation for each executive position. Specific actions taken by the Committee regarding the CEO's compensation are summarized below.

  Base Salary

     In 1997, Mr. R. L. Waltrip's salary was increased from $798,000 to $870,000, a 9% increase. This base salary is consistent with the Company's philosophy of targeting the 75th percentile of the salaries of the Comparison Group. Mr. Waltrip's base salary increase was determined on the same basis as salary increases for other officers.

  Annual Incentive Compensation

     The annual incentive earned by the CEO for 1997 performance was $2,333,400, which was paid in cash. This annual incentive was calculated using a performance/payout formula with earnings per share growth as the sole corporate performance measure. The actual annual incentive award was above target since the Company's earnings per share performance was well above target. While the Committee had discretionary authority to make downward adjustments, the Committee concluded the CEO's individual performance was at the same level as the Company's earnings per share growth performance, so no downward adjustment to the annual incentive calculation was made by the Committee.

  Long-Term Incentive Compensation

     The CEO received a grant of 365,500 stock options in January 1997. This grant was equal to an annual grant at the 90th percentile of the Survey Group. This award vests at a rate of 50% per year commencing one year after the grant date. These stock options have an eight-year term and were granted with an exercise price equal to 100% of fair market value of the Common Stock on the grant date.

     The CEO also received a second grant of 1.2 million stock options in August 1997. The grant is equal to three times a market 90th percentile annual award for the Survey Group. These stock options have a term of eight years and were granted with an exercise price equal to 100% of fair market value of the Common Stock on the date of grant. The vesting of these stock options may be accelerated based on the attainment of the August 1997 share price targets discussed under the long-term incentive section of this report. The performance sensitivity of this grant is built into the stock option concept, since the executive receives no income from stock options unless the share price rises. It is further enhanced by the feature that accelerates vesting based on the achievement of significant increases in share price.

LIMITATION OF TAX DEDUCTION FOR EXECUTIVE COMPENSATION

     Subject to certain exceptions, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") prohibits publicly traded companies from receiving a tax deduction on compensation paid to named executive officers in excess of $1 million annually. Although the Committee has not adopted a policy relating to OBRA, the Committee considers the OBRA restrictions when structuring compensation programs. However, the Committee believes that compensation is more important than tax deductibility in focusing management on its goal of increasing shareholder value.

                                            COMPENSATION COMMITTEE:

                                              E.H. Thornton, Jr., Chairman
                                              James H. Greer
                                              John W. Mecom, Jr.

           CERTAIN INFORMATION WITH RESPECT TO OFFICERS AND DIRECTORS

CASH COMPENSATION

     The following table sets forth information for the three years ended December 31, 1997 with respect to the Chief Executive Officer and the four other most highly compensated executive officers of the Company. The determination as to which executive officers were most highly compensated was made with reference to the amounts required to be disclosed under the "Salary" and "Bonus" columns in the table.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------
                                                                                       LONG-TERM COMPENSATION
                                                                               --------------------------------------
                                              ANNUAL COMPENSATION                      AWARDS                PAYOUTS
---------------------------------------------------------------------------------------------------------------------
                                                                               RESTRICTED                   LONG-TERM
         NAME AND                                             OTHER ANNUAL       STOCK        STOCK         INCENTIVE
    PRINCIPAL POSITION       YEAR   SALARY(1)     BONUS      COMPENSATION(2)     AWARD       OPTIONS         PAYOUTS
---------------------------------------------------------------------------------------------------------------------
 R. L. Waltrip               1997   $879,000    $2,333,400     $  342,588       $      0     1,565,500      $      0
 Chairman and                1996    844,000     2,170,500        266,976              0       440,000       740,300
 Chief Executive Officer     1995    821,750     1,919,400        713,312              0             0       694,700
 L. William Heiligbrodt      1997    660,000     1,729,900        195,720              0     1,204,500             0
 President and               1996    566,000     1,238,400        192,998              0       400,000       441,100
 Chief Operating Officer     1995    551,500     1,095,600        470,513              0             0       413,900
 W. Blair Waltrip            1997    450,000       823,200        141,431              0       623,500             0
 Executive Vice President    1996    416,000       800,800        125,090              0       200,000       234,700
 Operations                  1995    387,277       629,900        271,447              0             0       220,300
 Jerald L. Pullins           1997    362,500       631,000        254,476              0       506,500             0
 Executive Vice President    1996    320,000       598,400        260,535              0             0             0
 International Operations    1995    290,000       436,500         95,800        170,625       400,000             0
 John W. Morrow, Jr.         1997    340,000       573,700         97,723              0       356,500             0
 Executive Vice President    1996    318,000       580,800         90,758              0       130,000       208,900
 Special Services            1995    301,500       489,700        197,961              0             0       196,100
---------------------------------------------------------------------------------------------------------------------

---------------------------  ---------------

---------------------------  ---------------

         NAME AND               ALL OTHER
    PRINCIPAL POSITION       COMPENSATION(3)
---------------------------  ---------------
 R. L. Waltrip                  $284,126
 Chairman and                    272,234
 Chief Executive Officer          78,580
 L. William Heiligbrodt           74,451
 President and                    69,846
 Chief Operating Officer             787
 W. Blair Waltrip                 42,252
 Executive Vice President         41,238
 Operations                          830
 Jerald L. Pullins                53,608
 Executive Vice President         50,779
 International Operations            735
 John W. Morrow, Jr.              62,773
 Executive Vice President         58,336
 Special Services                  1,481
------------------------------------------------------------

(1) Salary includes director fees of $45,000 each for Messrs. R. L. Waltrip, Heiligbrodt and W. Blair Waltrip for 1997.

(2) Figures include tax gross-up payments on restricted stock award vestings and Interest Reimbursements. Figures also include other executive perquisites and benefits, including, for 1997, $110,500 for Interest Reimbursement for Mr. R. L. Waltrip; $43,890 for use of aircraft and $65,000 for Interest Reimbursement for Mr. Heiligbrodt; $45,968 for use of aircraft and $39,000 for Interest Reimbursement for Mr. W. Blair Waltrip; $101,263 for expatriate allowances for Mr. Pullins; and $34,125 for Interest Reimbursement for Mr. Morrow. "Interest Reimbursement" means a payment to the individual as reimbursement of interest paid by him on the loan from the Company described in the fifth paragraph under "Certain Transactions."

(3) Consists of the following for 1997: $281,790 for split dollar life insurance and $2,336 for term life insurance for Mr. R. L. Waltrip; $73,514 for split dollar life insurance and $937 for term life insurance for Mr. Heiligbrodt; $41,486 for split dollar life insurance and $766 for term life insurance for Mr. W. Blair Waltrip; $52,762 for split dollar life insurance and $846 for term life insurance for Mr. Pullins; and $61,134 for split dollar life insurance and $1,639 for term life insurance for Mr. Morrow.

STOCK OPTIONS

                             OPTION GRANTS IN 1997

                                               NUMBER OF    % OF TOTAL
                                               SCI SHARES     OPTIONS
                                               UNDERLYING   GRANTED TO    EXERCISE                 GRANT DATE
                                                OPTIONS      EMPLOYEES    PRICE PER   EXPIRATION     PRESENT
                                  GRANT DATE   GRANTED(1)     IN 1997     SHARE(2)       DATE       VALUE(3)
                                  ----------   ----------   -----------   ---------   ----------   -----------
R. L. Waltrip...................   01/02/97      365,500        5.1%       $27.625     01/02/05    $ 4,219,076
                                   08/12/97    1,200,000       16.8%       31.75       08/12/05     15,855,720
L. W. Heiligbrodt...............   01/02/97      304,500        4.3%       27.625      01/02/05      3,514,935
                                   08/12/97      900,000       12.6%       31.75       08/12/05     11,891,790
W. Blair Waltrip................   01/02/97      198,500        2.8%       27.625      01/02/05      2,291,345
                                   08/12/97      425,000        5.9%       31.75       08/12/05      5,615,568
Jerald L. Pullins...............   01/02/97      106,500        1.5%       27.625      01/02/05      1,229,361
                                   08/12/97      400,000        5.6%       31.75       08/12/05      5,285,240
John W. Morrow, Jr..............   01/02/97      106,500        1.5%       27.625      01/02/05      1,229,361
                                   08/12/97      250,000        3.5%       31.75       08/12/05      3,303,275

---------------

(1) The stock options granted to Mr. R. L. Waltrip on January 2, 1997, vested 50% on January 2, 1998 and will vest 50% on January 2, 1999. The stock options granted to R.L. Waltrip on August 12, 1997 and all stock options granted to Messrs. Heiligbrodt, W. Blair Waltrip, Jerald L. Pullins and John
    W. Morrow will vest upon the occurrence of certain events, including vesting at seven years after the date of the grant, or earlier if the Common Stock exceeds or equals certain target price levels during the first four years from the date of grant. If the market price of the Common Stock exceeds or equals the following target price for 10 consecutive trading days, the stock options will vest as follows:

     1/2/97 GRANT         8/12/97 GRANT
  TARGET SHARE PRICE    TARGET SHARE PRICE    OPTION VESTING
  ------------------   --------------------   --------------
         $45                   $48                  20%
         $50                   $56                  50%
         $55                   $65                 100%

     Each option will also fully vest upon a change of control of the Company (as defined in the plan).

(2) The exercise price for all grants is the market price at the date of grant.

(3) The present value of options is based on a present value model known as the "Black-Scholes option pricing model" to arrive at the values shown. The choice of such valuation method does not reflect any belief by the Company that such a method, or any other valuation method, can accurately assign a value to an option at the grant date. The assumptions used for valuing the 1/2/97 and 8/12/97 grants are: volatility rate of 26.8%; annual dividend yield of 1.0%; and risk free interest rate of 6.6% and 6.5%, respectively.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND DECEMBER 31, 1997 OPTION VALUES

                                                                NUMBER OF SHARES             VALUE OF UNEXERCISED
                               SHARES                    UNDERLYING UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS AT
                              ACQUIRED                        AT DECEMBER 31, 1997             DECEMBER 31, 1997
                                 ON           VALUE      ------------------------------   ---------------------------
           NAME              EXERCISE(1)   REALIZED(2)   EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   ------------    --------------   -----------   -------------
R. L. Waltrip..............    157,500     $1,666,870     3,320,000        1,785,500      $77,740,950    $12,777,469
L. William Heiligbrodt.....    112,500      1,190,621     2,100,000        1,404,500       48,580,300     10,366,906
W. Blair Waltrip...........     75,000        793,748     1,200,000          723,500       27,899,450      5,484,469
Jerald L. Pullins..........     30,000        317,500       157,010          749,490        3,162,135      7,949,349
John W. Morrow, Jr.........    182,500      3,082,433       885,000          421,500       20,661,153      3,218,969

---------------

(1) The amounts in the column represent shares of common stock of Equity Corporation International ("ECI") for which options were held, except that the amount for John W. Morrow, Jr. also includes 130,000 SCI shares acquired on exercise of options. During 1997, the Company sold all of its shares of common stock of ECI, and in connection therewith, the Company accelerated the vesting of ECI stock options and allowed a cash-out by the option holders in an amount equal to the stock appreciation over the exercise price for the options held.

(2) The amounts in the column represent the amounts received by the option holders upon cash-out of the ECI options by the Company, except that the amount for John W. Morrow, Jr. also includes the value realized on the exercise of options for 130,000 SCI shares.

RETIREMENT PLANS

  Cash Balance Plan

     The SCI Cash Balance Plan is a defined benefit plan. Each participant in the plan has an account, which will be credited, each year that a participant qualifies, with a Company contribution (based on annual compensation and years of benefit service) and interest. The chart below is the percentage applied to total compensation for determining the Company contribution for each participant.

                                                              PERCENTAGE OF
                  YEARS OF BENEFIT SERVICE                    COMPENSATION
                  ------------------------                    -------------
Less than six years.........................................       5.5%
Six to ten years............................................       6.5%
Eleven or more years........................................       8.0%

     The maximum compensation used in computing benefits under the SCI Cash Balance Plan for 1997 was limited to $160,000.

     For 1997, interest for each account was credited at the annual rate of 5.25%.

  Estimated Annual Benefits Payable at Age 65

                            NAME                              ANNUAL BENEFIT
                            ----                              --------------
R. L. Waltrip...............................................     $118,852*
L. William Heiligbrodt......................................       31,781
W. Blair Waltrip............................................       89,317
Jerald L. Pullins...........................................       35,874
John W. Morrow, Jr..........................................       17,143

---------------

* Currently being paid.

     Normal Retirement Age is defined in the SCI Cash Balance Plan as (1) the date upon which a member attains age 65 or (2) in the case of an employee who becomes a member of the SCI Cash Balance Plan after the age of 60, it will be the fifth anniversary of the date that such member became a participant.

     The predecessor plan, the SCI Pension Plan, was restated and renamed the SCI Cash Balance Plan effective October 1, 1993. The SCI Pension Plan, a defined benefit plan, assumed employment continued to a normal retirement date of age
65. The annuity provided by the SCI Pension Plan, payable for life with 120 monthly payments certain, would provide a monthly benefit computed as follows:
40% of final average monthly compensation for the highest five consecutive years multiplied by a fraction of which the numerator is the years of benefit service (not to exceed 30) and the denominator is 30.

     Employees at least age 60 years old with 10 years of benefit service on September 30, 1993 will receive the greater of the benefit they would have earned under the SCI Pension Plan or the benefit earned under the SCI Cash Balance Plan.

     The credited years of service under the SCI Cash Balance Plan as of December 31, 1997, for the following named individuals are as follows: R. L. Waltrip (41), L. William Heiligbrodt (10), W. Blair Waltrip (20), Jerald L. Pullins (15) and John W. Morrow, Jr. (8).

  Supplemental Executive Retirement Plan for Senior Officers

     The Supplemental Executive Retirement Plan for Senior Officers ("SERP for Senior Officers") is a non-qualified plan which covers officers and subsidiary operating presidents, including the Named Executives. Benefits under the SERP for Senior Officers do not consist of compensation deferred at the election of participants. The amounts of benefits under the plan are set by the Compensation Committee from time to time. The Compensation Committee has set current guidelines such that the annual benefits will generally equal a percentage (75% for the Chairman and the President, and lesser percentages for the other officers) of a participant's 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant's benefits under Social Security and the SCI Cash Balance Plan. The participant will be entitled at age 60 to the annual payment of the full amount of his benefit; if his employment terminates earlier than age 60, he will be entitled to the annual payment of the amount of his benefit multiplied by a fraction of which the numerator is the participant's years of service and the denominator is the number of years from the participant's hire date until he reaches age 60. These guidelines will not be applied if the participant would have been entitled to higher benefits under the Committee's previous guidelines.

     Benefit payments will be made in the form of 180 monthly installments commencing at the later of severance of employment or the attainment of age fifty-five. Prior to retirement, if a participant dies or in the event of a change of control of the Company (as defined in the SERP for Senior Officers), the Company will promptly pay to each beneficiary or participant a lump sum equal to the present value of the benefit that the participant would have been entitled to receive if he had continued to accrue benefit service from the date of death or the date of the change of control to the date of his 65th birthday. Participants may elect to begin receiving monthly benefits at age 55, while still employed, provided the participant gives written notice at least twelve months prior to the attainment of age 55. Such installments will be reduced for early commencement to reasonably reflect the time value of money.

The table below sets forth benefits for the Named Executives.

                 ANNUAL BENEFITS UNDER SERP FOR SENIOR OFFICERS

                                                                ESTIMATED ANNUAL
                                                                BENEFIT AT AGE 60
                                                                -----------------
R. L. Waltrip...............................................       $1,093,281(1)
L. William Heiligbrodt......................................          655,021(2)
W. Blair Waltrip............................................          574,580(2)
Jerald L. Pullins...........................................          267,980
John W. Morrow, Jr. ........................................          260,098

---------------

(1) This is Mr. R. L. Waltrip's actual benefit which, pursuant to his election, is being paid in the form of monthly installments beginning January 1, 1995.

(2) Current participants have the greater of the benefit they would have earned under the previous guidelines or the amount provided by the current guidelines. For Mr. Heiligbrodt and Mr. W. Blair Waltrip, the annual benefit is the amount earned under the previous guidelines.

EXECUTIVE EMPLOYMENT AGREEMENTS

     The Company has executive employment agreements with its executive officers, including Messrs. R. L. Waltrip, Heiligbrodt, W. Blair Waltrip, Pullins and Morrow. The agreements have an initial term of five years for Mr. R.
L. Waltrip, four years for Mr. Heiligbrodt and three years for each of Messrs.
W. Blair Waltrip, Pullins and Morrow. The terms of the agreements for Messrs. R.L. Waltrip and Pullins are automatically extended annually for an additional year unless notice of nonrenewal is given by either party. Upon annual authorization by the Compensation Committee of the Board of Directors, the terms of the agreements for Messrs. Heiligbrodt, W. Blair Waltrip and Morrow are extended for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Compensation Committee's decision to authorize renewal, the employment period is extended so as to terminate the same number of years after the date of such notice as the original term of the agreement. The agreements provide for base salaries, which may be increased by the Board of Directors, and the right to participate in bonus and other compensation and benefit arrangements. As of March 26, 1998, the base salaries for Messrs. R. L. Waltrip, Heiligbrodt, W. Blair Waltrip, Pullins and Morrow were $870,000, $645,000, $425,000, $385,000 and $350,000, respectively.

     In the event of termination of employment due to disability or death, the executive or his estate will be entitled to receive any accrued and unpaid salary or other compensation, a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years and continuation of welfare plan benefits. If an executive is terminated without cause or by the executive for certain specified reasons generally relating to a failure by the Company to honor the terms of the employment agreement ("Good Reason"), he will be entitled to continuation of compensation and certain other benefits for the remaining term of his employment agreement. In the event of a change of control of the Company (as defined in the agreements), the executive will be entitled to terminate his employment for Good Reason, or without any reason during the 30-day period beginning one year after the change of control (the "Window Period"), and receive a lump-sum payment equal to (a) any accrued and unpaid salary or other compensation plus (b) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the highest bonus the executive received in the preceding three years plus (c) a multiple (equal to the number of years in the initial term) of both the executive's base salary and his highest recent bonus.

     Upon termination of his employment, each executive will be subject, at the Company's option, to a non-competition obligation for a period equal to the number of years in the executive's initial term (except for Mr. R. L. Waltrip, who has a 10-year non-competition obligation). If the Company elects to have the non-competition provisions apply, during the non-competition period the Company will make payments to the executive (other than Mr. R. L. Waltrip) at a rate equal to his base salary at the time of termination, unless such termination was for cause or if the executive terminates his employment other than for Good Reason or during the Window Period, in which case the executive will be bound by the non-competition provisions without the Company making the corresponding payments. Any payments relating to the non-competition provisions will be reduced to the extent the executive has received a lump-sum payment in lieu of salary and bonus after termination of employment.

     If any payments under the executive employment agreement or under the benefit plans of the Company (including the Amended 1987 Stock Plan, the SERP for Senior Officers, the 1993 Long-Term Incentive Stock Option Plan, the 1995 Incentive Equity Plan and the 1996 Incentive Plan) would subject the executive to any excise tax under the Internal Revenue Code, the executive will also be entitled to receive an additional payment in an amount such that, after the payment of all taxes (income and excise), the executive will be in the same after-tax position as if no excise tax had been imposed.

OTHER COMPENSATION

     The Named Executives and certain other officers participate in the Split Dollar Life Insurance Plan, under which they are owners of life insurance policies providing death benefits to the Named Executives as follows: $2,000,000 for Mr. R. L. Waltrip; $1,500,000 for Mr. Heiligbrodt; and $1,000,000 each for Messrs. W. Blair Waltrip, Pullins and Morrow. SCI advances the annual premium on each policy, with the executive paying income tax on the term cost of the death benefit. Each executive collaterally assigned an interest in the policy to SCI in an amount equal to its cumulative premiums paid. SCI will recover its cumulative premiums paid at the earlier of 15 years or death.

DIRECTOR COMPENSATION

     The current rates of directors' and committee fees are $5,250 quarterly plus $6,000 for each meeting of the Board attended (payable to all directors), and $1,500 for each committee meeting attended (payable to non-employee directors only).

     In addition, directors or directors emeritus who are not employees of the Company or its subsidiaries automatically receive yearly awards of restricted Common Stock through 2000 pursuant to the 1995 Stock Plan For Non-Employee Directors. Each award will be made on the second Thursday of May for an amount of 3,000 shares. Each award will have a restriction period which will lapse on the second Thursday in May of the year following the year the award is granted. If the director terminates service as a director for any reason other than disability or death prior to the lapse of the restriction period, the restricted shares shall be forfeited. The restrictions shall lapse upon the occurrence of death or total and permanent disability of the director or upon a change of control of the Company (as defined in the plan). While the restrictions are in effect, the shares cannot be sold, pledged or transferred. Except for the restrictions described above, a participant in the plan who has been awarded shares of restricted Common Stock has all the rights of a holder of Common Stock, including the right to receive dividends paid on such shares and the right to vote such shares. In 1997, each of the eleven directors who were not employees and the director emeritus received an award of 3,000 shares under the plan.

     The Company maintains a Retirement Plan for Non-Employee Directors. Under this plan, each of the directors who is not an employee of the Company, including the director emeritus, was designated as a plan participant and will be entitled to receive annual retirement benefits of $42,500 for ten years, subject to a vesting schedule. The retirement benefits will vest in 25% increments at the end of five years, eight years, eleven years and fifteen years of credited service, except that the benefits will automatically vest 100% in the event of death while a director or in the event of a change in control of the Company (as defined in the plan).

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1997, the members of the Compensation Committee of the Board of Directors of the Company were Messrs. James H. Greer, John W. Mecom, Jr. and E.
H. Thornton, Jr. No member of the Compensation Committee was, during 1997, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

                              CERTAIN TRANSACTIONS

     In August 1989, the Company acquired from J. W. Morrow Investment Company its funeral home businesses located in Henderson, Texas and Charlotte, North Carolina. John W. Morrow, Jr. was the primary shareholder of J. W. Morrow Investment Company and was elected Executive Vice President of the Company in August 1989. Mr. Morrow is currently the Executive Vice President Special Services of the Company. In the August 1989 transaction, Mr. Morrow received shares of Common Stock of the Company as his share of the acquisition price and, in addition, entered a ten-year Agreement-Not-To-Compete with the Company. Under the Agreement-Not-To-Compete, Mr. Morrow received a cash payment and monthly payments scheduled to continue for a total of 96 months, which monthly payments were completed and totaled $101,333 in 1997. Each of Mr. Morrow's adult children entered a ten-year Agreement-Not-To-Compete under which the Company is obligated to make monthly payments for the term of such agreements. The Company paid $36,000 in 1997 under the children's agreements.

     In 1997, the Company provided salary and bonus of $441,900, relocation expenses of $41,321 and other benefits of $209,242 and granted stock options for 90,000 shares of Common Stock to T. Craig Benson, son-in-law of R. L. Waltrip, in his capacity as a vice president of the Company.

     In 1997, the Company paid $45,000 cash remuneration and awarded 3,000 restricted shares of Common Stock of the Company to Wanda A. McGee, mother of R.
L. Waltrip, in her capacity as director emeritus of the Company. Pursuant to a resolution adopted by the Board in 1983, Ms. McGee is entitled as director emeritus to receive such fees and other emoluments as may be paid or awarded to directors of the Company.

     In 1997, the Company leased vehicles to companies owned by Mr. R. L. Waltrip and received rentals aggregating $45,788. The Company also leased vehicles to a company owned by Mr. Heiligbrodt and received rentals aggregating $51,852. All of the leases were entered at market rates and contain terms which, in the opinion of management, are as favorable to the Company as could have been negotiated with any third party.

     In connection with grants of restricted stock under the Amended 1987 Stock Plan, on August 19, 1993 the Company made loans of $1,700,000 to Mr. R. L. Waltrip, $1,000,000 to Mr. Heiligbrodt, $600,000 to Mr. W. Blair Waltrip and $525,000 to Mr. Morrow. The loans were made to enable such officers to pay the estimated federal income taxes resulting from their receipt of the restricted stock grants. Each of the loans remained outstanding in 1997, is due August 10, 2003 and bears interest at 6 1/2% per annum, which interest is reimbursed by the Company (together with a tax gross-up payment on the interest).

     Provident Services, Inc. and its subsidiaries ("Provident") provide various types of financing in the funeral and cemetery industry, including loans to certain employees and directors of the Company. Provident Services, Inc. is a subsidiary of the Company. During 1997, Provident had outstanding loans of $60,000 or more to officers and directors as set forth below. All such loans are secured and contain terms which, in the opinion of management, are as favorable to Provident as could have been negotiated with any third party.

     T. Craig Benson, Vice President International Operations of the Company, has a loan to exercise stock options at the prime rate, of which the largest balance in 1997 was $83,751 and the year end balance was $73,751.

     Gregory L. Cauthen, Vice President Treasurer of the Company, has a mortgage loan at 7.10% interest, of which the largest balance in 1997 was $174,436 and the year end balance was $162,389.

     George R. Champagne, Senior Vice President and Chief Financial Officer of the Company, has a mortgage loan at 8.3% interest, of which the largest balance in 1997 was $475,000 and the year end balance was $467,615. In addition, Mr. Champagne paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $134,206.

     Anthony L. Coelho, a member of the Board of Directors of the Company, has a mortgage loan at 7.20% interest, of which the largest balance in 1997 was $466,692 and the year end balance was $418,922.

     J. Daniel Garrison, Vice President-International Operations of the Company, has a mortgage loan at 6.95% interest, of which the largest balance in 1997 was $157,239 and the year end balance was $147,632.

     W. Mark Hamilton, Vice President Prearranged Funeral Services of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $104,375.

     L. William Heiligbrodt, President and Chief Operating Officer of the Company, has a mortgage loan at 7.70% interest, of which the largest balance in 1997 was $361,707 and the year end balance was $357,007. Mr. Heiligbrodt has a mortgage loan at 7.60% interest, of which the largest balance in 1997 was $95,806 and the year end balance was $94,565. Mr. Heiligbrodt has a mortgage loan at 7.45% interest, of which the largest balance in 1997 was $128,634 and the year end balance was $126,767. In addition, Mr. Heiligbrodt paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $275,868.

     Lowell A. Kirkpatrick, Jr., Vice President Operations, Finance and Development of the Company, has a mortgage loan at 6.50% interest, of which the largest balance in 1997 was $310,265 and the year end balance was $305,625. In addition, Mr. Kirkpatrick paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $104,383.

     Todd A. Matherne, Vice President Operations, Finance and Development of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $104,383.

     Glenn G. McMillen, Senior Vice President Operations of the Company, has a mortgage loan at 7.60% interest, of which the largest balance in 1997 was $229,580 and the year end balance was $219,826. In addition, Mr. McMillen paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $134,206.

     John W. Morrow, Jr., Executive Vice President Special Services of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $151,338.

     Henry M. Nelly, III, President of Provident Services, Inc., paid off in 1997 a mortgage loan at 9.10% interest, of which the largest balance in 1997 was $102,500. Mr. Nelly paid off in 1997 a loan to exercise stock options at the prime rate, of which the largest balance in 1997 was $104,375. Mr. Nelly paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $134,206. In addition, Mr. Nelly paid off in 1997 a mortgage loan at 7.75% interest, of which the largest balance in 1997 was $516,250.

     Jerald L. Pullins, Executive Vice President-International Operations of the Company, has a mortgage loan at 9.20% interest, of which the largest balance in 1997 was $378,575 and the year end balance was $354,541. In addition, Mr. Pullins paid off a loan for personal use at the prime rate, of which the largest balance in 1997 was $164,030.

     Richard T. Sells, Senior Vice President Preneed Sales of the Company, paid off in 1997 a mortgage loan at 7.80% interest, of which the largest balance in 1997 was $225,296. Mr. Sells paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $130,000. In addition, Mr. Sells paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $134,206.

     James M. Shelger, Senior Vice President General Counsel and Secretary of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $134,206.

     Jack L. Stoner, Senior Vice President Administration of the Company, has a mortgage loan at 7.20% interest, of which the largest balance in 1997 was $205,282 and the year end balance was $192,305.

     Vincent L. Visosky, Vice President Operational Controller of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $89,471.

     R. L. Waltrip, Chairman of the Board and Chief Executive Officer of the Company, paid off in 1997 a loan for personal use at the prime rate, of which the largest balance in 1997 was $275,868.

     Michael R. Webb, Vice President-International Corporate Development of the Company, has a mortgage loan at 8.10% interest, of which the largest balance in 1997 was $299,175 and the year end balance was $296,714.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The table below sets forth information with respect to any person who is known to the Company as of March 26, 1998 to be the beneficial owner of more than five percent of the Company's Common Stock.

                                                                 SHARES
                      NAME AND ADDRESS                        BENEFICIALLY     PERCENT
                    OF BENEFICIAL OWNER                          OWNED        OF CLASS
                    -------------------                       ------------    ---------
AMVESCAP PLC, AVZ, Inc., AIM Management Group Inc., AMVESCAP
  Group Services, Inc., INVESCO, Inc., INVESCO North
  American Holdings, Inc., INVESCO Capital Management, Inc.,
  INVESCO Funds Group, Inc., INVESCO Management & Research,
  Inc. and INVESCO Realty Advisers, Inc. ...................   13,823,997(1)     5.4%
  11 Devonshire Square
  London EC2M 4YR
  England

---------------

(1) Based on a filing dated February 9, 1998, which reported shared voting and dispositive power by the listed firms. The ultimate parent of the listed companies is AMVESCAP PLC.

     The table below sets forth, as of March 26, 1998, the amount of the Company's Common Stock beneficially owned by each executive officer named in the Summary Compensation Table, each director and nominee for director, and all directors and executive officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have voting or investment power, unless otherwise noted. Such persons have sole voting power and investment power unless otherwise noted.

                                                                AMOUNT
                                                             BENEFICIALLY        PERCENT
               NAME OF INDIVIDUAL OR GROUP                     OWNED(1)          OF CLASS
               ---------------------------                   ------------        --------
R. L. Waltrip............................................      3,310,398(2)        1.3%
L. William Heiligbrodt...................................      1,923,856(3)          *
W. Blair Waltrip.........................................      2,486,846(4)          *
Jerald L. Pullins........................................        411,088(5)          *
John W. Morrow, Jr ......................................        756,223(6)          *
Anthony L. Coelho........................................         30,250             *
Douglas M. Conway........................................        143,506(7)          *
Jack Finkelstein.........................................        481,290(8)          *
A. J. Foyt, Jr ..........................................         35,800(9)          *
James J. Gavin, Jr ......................................         84,452(10)         *
James H. Greer...........................................         28,274             *
B. D. Hunter.............................................        135,634(11)         *
John W. Mecom, Jr .......................................          8,000             *
Clifton H. Morris, Jr ...................................         29,034(12)         *
E. H. Thornton, Jr ......................................        112,575             *
Edward E. Williams.......................................         30,316             *
Executive Officers and Directors as a Group (32
  persons)...............................................     11,134,608(1)(13)    4.3%

---------------

  *  Less than one percent

 (1) For each of Messrs. Coelho, Conway, Finkelstein, Foyt, Gavin, Greer, Hunter, Mecom, Morris, Thornton and Williams, the amounts include 3,000 shares held under the 1995 Stock Plan for Non-Employee Directors, and each such director has sole voting and shared investment power with respect to such shares.

 (2) Includes 468,384 shares held in trusts (under one of which trusts Mr. R. L. Waltrip's wife is a beneficiary) under which Mr. R. L. Waltrip's three children, as trustees, share voting and investment powers. These shares are also included in the shares owned by Mr. W. Blair Waltrip. See Footnote (4). The information herein regarding ownership of equity securities by the trusts is for informational purposes only and is not to be construed as a statement that Mr. R. L. Waltrip is a beneficial owner of any such securities, as any beneficial ownership thereof is expressly disclaimed by Mr. R. L. Waltrip. Also includes 2,235,753 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (3) Includes 6,750 shares and 1,460 shares held in trusts for which Mr. Heiligbrodt is trustee and 5,830 shares owned by Mr. Heiligbrodt's wife, daughter, or son, all of which shares Mr. Heiligbrodt disclaims beneficial ownership. Also includes 1,333,452 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (4) Includes 127,204 shares held in a trust for the benefit of Mr. W. Blair Waltrip, 1,072,224 shares held in trusts under which Mr. W. Blair Waltrip, his brother and his sister are trustees and have shared voting and investment power and for which Mr. W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 31,636 shares held by other family members or trusts, of which Mr. W. Blair Waltrip disclaims beneficial ownership of 27,136 shares. Of the shares attributable to the trusts, 468,384 shares are also included in the shares owned by Mr. R. L. Waltrip. See Footnote (2). Also includes 630,852 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (5) Includes 15,160 shares held by a trust of which Mr. Pullins' wife is trustee for the benefit of Mr. Pullins' children. Mr. Pullins disclaims beneficial ownership of such shares. Also includes 157,010 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (6) Includes 578,251 shares which may be acquired upon exercise of stock options exercisable within 60 days.

 (7) Includes 137,506 shares held by a family trust of which Mr. Conway is a trustee and as to which he shares voting and investment power.

 (8) Includes 459,308 shares held in trusts for the benefit of other family members and/or himself, and 8,600 shares held by a charitable foundation of which Mr. Finkelstein is President. As trustee, Mr. Finkelstein has sole voting and investment power with respect to 286,574 shares and shares voting and investment power with respect to 181,334 shares. Mr. Finkelstein disclaims beneficial ownership as to 181,334 shares held in such trusts and by the foundation.

 (9) Includes 8,800 shares held by Mr. Foyt as custodian for family members. Mr. Foyt has sole voting and investment power for such shares and disclaims beneficial ownership of such shares.

(10) Includes 37,884 shares held by a charitable foundation of which Mr. Gavin is President, of which shares Mr. Gavin disclaims beneficial ownership.

(11) Includes 25,484 shares held directly by Mr. Hunter, 38,408 shares indirectly controlled by Mr. Hunter (of which Mr. Hunter disclaims beneficial ownership) and 71,742 shares held by Mr. Hunter's Individual Retirement Account.

(12) Includes 4,034 shares owned by Mr. Morris' wife. Mr. Morris disclaims beneficial ownership of such shares.

(13) Includes 31,000 restricted shares held by six persons under Company stock plans, as well as 5,105,802 shares which may be acquired upon exercise of stock options exercisable within 60 days.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Coopers & Lybrand L.L.P., Certified Public Accountants ("Coopers"), to serve as the independent accountants for the Company for the fiscal year ending December 31, 1998. Coopers has audited the Company's accounts since 1993. A representative of Coopers is expected to be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions at such meeting.

                                 OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that James M. Shelger, Senior Vice President, General Counsel and Secretary, and Edward E. Williams, a director, each filed late one Form 4 reporting one transaction.

PROXY SOLICITATION

     In addition to solicitation by mail, further solicitation of proxies may be made by mail, facsimile, telephone, telegraph or oral communication following the original solicitation by directors, officers and regular employees of the Company who will not be additionally compensated therefor, or by its transfer agent. The expense of such solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation material regarding the meeting to beneficial owners. In addition, the Company has retained Kissel-Blake Inc. to aid in the solicitation of proxies from shareholders generally in connection with the Annual Meeting of Shareholders. Such solicitations may be by mail, facsimile, telephone, telegraph or personal interview. The fee of such firm is not expected to exceed $12,000 plus reimbursement for reasonable expenses.

OTHER BUSINESS

     The Board of Directors of the Company is not aware of other matters to be presented for action at the meeting; however, if any such matters are presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS

     Any proposal to be presented by a shareholder at the Company's 1999 Annual Meeting of Shareholders scheduled to be held on May 13, 1999 must be received by the Company by December 9, 1998, so that it may be considered by the Company for inclusion in its proxy statement relating to that meeting.

     It is important that proxies be returned to avoid unnecessary expense. Therefore, shareholders are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.

                                            Service Corporation International
                                            1929 Allen Parkway,
                                            P.O. Box 130548
                                            Houston, Texas 77219-0548

                                            April 8, 1998

PROXY                                                                      PROXY


                       SERVICE CORPORATION INTERNATIONAL


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS--MAY 14, 1998


The undersigned hereby appoints ROBERT L. WALTRIP, L. WILLIAM HEILIGBRODT, GEORGE R. CHAMPAGNE and JAMES M. SHELGER and each of or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company") to be held in the Chase Auditorium, First Floor, Chase Center, 601 Travis, Houston, Texas, on Thursday, May 14, 1998, at 10:00 a.m., Houston time, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated below and on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted
FOR the election of directors.

                       PLEASE VOTE, SIGN, DATE AND RETURN
             THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.   /X/


[                                                                                                                                  ]
                                                    FOR   AGAINST   FOR ALL
1. Election of Directors --                         ALL     ALL     EXCEPT
   Nominees:  B. D. Hunter and John W. Mecom, Jr.   [ ]     [ ]      [ ]

   ----------------------------------                                       The undersigned acknowledges receipt of the Notice of
   (Except nominees(s) written above)                                       Annual Meeting of Shareholders and of the Proxy
                                                                            Statement.

                                                                                                     Dated:                  1998
                                                                                                           ----------------,
                                                                            Signature(s)
                                                                                        --------------------------------------------
                                                                            --------------------------------------------------------
                                                                            Please sign exactly as your name appears. Joint owners
                                                                            should each sign personally. Where applicable, indicate
                                                                            your official position or representation capacity.